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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2002

EDISON MISSION ENERGY
(Exact name of registrant as specified in its charter)

DELAWARE (State or Principal Jurisdiction of Incorporation or Organization)	000-24890 (Commission File Number)	95-4031807 (I.R.S. Employer Identification No.)
18101 Von Karman Avenue Irvine, California 92612 (Address of principal executive offices, including zip code)
949-752-5588 (Registrant's telephone number, including area code)

Items 1 through 4 and 6 through 9 are not included because they are not applicable.

        This current report includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events based upon knowledge of facts as of the date of this current report and our assumptions about future events. These forward-looking statements are subject to various risks and uncertainties that may be outside our control. We have no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 5. Other Events

Standard & Poor's Downgrade

        On November 25, 2002, Standard & Poor's Ratings Service downgraded our senior unsecured credit rating to BB- (below investment grade) from BBB- (investment grade). Standard & Poor's also lowered its credit rating on our parent, Mission Energy Holding Company (senior debt to B-from BB-), and our wholly-owned indirect subsidiaries, Edison Mission Midwest Holdings Co. (syndicated loan facility to BB- from BBB-), and Edison Mission Marketing & Trading, Inc. (senior unsecured credit rating to BB- from BBB-). Standard & Poor's has assigned a negative rating outlook for each of the entities that were downgraded.

        Like the ratings downgrade action taken by Moody's Investor Service on October 1, 2002 with respect to us and the other affected entities, the Standard & Poor's ratings actions do not trigger any defaults under our credit facilities or those of the other affected entities; however, the changed Standard & Poor's ratings will increase the borrowing costs under certain of those facilities.

        We also anticipate that sales of power from our First Hydro, Homer City and Midwest Generation projects may require additional credit support over the next twelve months, depending upon market conditions and the strategies adopted for the sale of this power. We continue to project the potential working capital support for this to be between $100 million and $200 million from time to time over the next twelve months. We do not believe that the ratings actions taken by Standard & Poor's cause us to increase this projection.

Lakeland Project and TXU Europe

        Our Lakeland project in the United Kingdom operates a 220 MW combined cycle, natural gas-fired power plant located in the United Kingdom. The ownership of the project is held through our indirect subsidiary, Lakeland Power Ltd., which sells power generated from the plant pursuant to a power sales agreement with Norweb Energi Ltd, which is a direct subsidiary of TXU (UK) Holdings Limited (TXU UK) and an indirect subsidiary of TXU Europe Group plc (TXU Europe).

        On November 19, 2002, TXU UK and TXU Europe, together with a related entity, TXU Europe Energy Trading Limited (TXU Energy), entered into formal administration proceedings in the United Kingdom (similar to bankruptcy proceedings in the United States). As a result of these actions and their effect upon Norweb Energi and our contractual arrangements with other parties, the plant is currently not operating.

        We believe it likely that, in accordance with English legal procedures, it will be confirmed shortly that Lakeland Power Ltd. is under no further obligations pursuant to the power sales agreement with Norweb Energi. If it is confirmed that the power sales agreement has been brought to an end, we could operate the Lakeland project as a merchant plant, but because of depressed power prices in the UK market, we may not be able to do this profitably in the near term. We believe that the project will have valid claims in the administration proceedings of one or more of the TXU entities currently under administration, but we cannot provide assurance of the amount, time of recovery or ultimate success of these claims. Furthermore, defaults exist under the agreements governing the project's indebtedness which if continuing could permit the project's lenders to foreclose upon the project. We are in discussions with the project's lenders concerning these developments and, in the meantime, cash disbursements from the project's bank accounts require their approval. Although Lakeland Power Ltd. is evaluating future business plans under these conditions, there is no assurance that the project's lenders will not foreclose upon the project or that Lakeland Power Ltd. will not enter into formal administration or other bankruptcy proceedings.

        Although cash is held by the project, we do not anticipate any distributions from the project unless and until these matters are resolved in a manner which permits the project to operate profitably and/or a substantial claim is recovered from the TXU Europe group's administration proceedings. The bank loans of Lakeland Power Ltd are non-recourse to Edison Mission Energy. Furthermore, the defaults on these loans do not cross-default to any other indebtedness of Edison Mission Energy or its affiliates. A foreclosure by the project's lenders or the effect of administration or other bankruptcy proceedings could result in the loss of our entire investment (approximately $70 million at October 31, 2002). As disclosed in our quarterly report filed on November 14, 2002 under Commission file number 000-24890, we plan to complete an asset impairment evaluation taking into consideration continuing developments with respect to the power sales agreement during the fourth quarter of 2002.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Edison Mission Energy
(Registrant)

Date:	November 27, 2002	/s/ Kevin M. Smith
KEVIN M. SMITH Senior Vice President, Chief Financial Officer and Treasurer

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FORM 8-K
Item 5. Other Events
SIGNATURE